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Exhibit 20.1

                                                             [GRAPHIC OMITTED]
FOR IMMEDIATE RELEASE

         CONTACT:          Hanover Direct, Inc.
                           Brian C. Harriss
                  Sr. VP - Chief Financial Officer
                         (201) 272-3224
                         Tel: (212) 869-8230


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         HANOVER DIRECT, INC. APPOINTS TOM SHULL CHIEF EXECUTIVE OFFICER

         WEEHAWKEN, NJ - December 5, 2000 - Hanover Direct, Inc. (AMEX:HNV), announced today that the Company's Board of Directors has appointed Tom Shull, 49, President, Chief Executive Officer and a member of the Board. Mr. Shull replaces Rakesh Kaul, who resigned, effective immediately. Additionally, the Board of Directors elected Eloy Michotte, 52, Chairman, succeeding Alan Quasha who remains a member of the Board. Mr. Shull will be responsible for day-to-day operations of the Company including business development, strategic planning as well as identifying and enhancing the Company's operational "best practices."

         "Mr. Shull joins Hanover Direct with a proven track record in the management of retail businesses and a unique ability to infuse new ideas successfully and revitalize companies," stated Eloy Michotte, Chairman of Hanover Direct. "Mr. Shull will provide valuable contributions to our operational structure and help the Company work much more effectively."

         Mr. Shull possesses a strong retail and operational background. He led the much-heralded turnaround of Barneys and was a key factor in Macy's recovery from bankruptcy and merger with Federated Department Stores. While at Barneys, Mr. Shull was responsible for an EBITDA improvement of more than $20 million in 20 months on a $350 million sales base and comparable store
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sales increases of over 12% in the same time period, driving Barneys successful emergence from bankruptcy in January 1999. During his more than 20-year career, Mr. Shull has held senior management positions at a number of companies including idealab!, Federated Department Stores and Merry-Go-Round Enterprises. He has also served as a consultant with McKinsey & Company.

         "Hanover's brands are category leaders and the Company is a well-known fulfillment and e-commerce services provider," stated Mr. Shull. "I look forward to working with the Board and management team to leverage the strength of our brands and build on the Company's core competencies."

         Mr. Michotte is an Executive Director of Richemont SA. Mr. Michotte oversees corporate financial matters for the Richemont group of companies. Prior to Richemont, Mr. Michotte held senior management positions with Ford Motor Company, McKinsey & Company and Bankers Trust Company.


ABOUT HANOVER DIRECT, INC.
Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including DOMESTICATIONS, THE COMPANY STORE, COMPANY KIDS, TURIYA, DOMESTICATIONS KITCHEN & GARDEN, KITCHEN & HOME, ENCORE, IMPROVEMENTS, THE SAFETY ZONE, SILHOUETTES, INTERNATIONAL MALE,
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UNDERGEAR, SCANDIA DOWN, and GUMP'S BY MAIL. Hanover Direct is the exclusive distributor of the COMPAGNIE DE LA CHINE brand in North America; the Company owns GUMP'S, a retail store based in San Francisco; and the Company has a majority equity stake in ALWAYS IN STYLE, LLC. Each brand can be accessed on the Internet individually by name. erizon, Inc. is comprised of Keystone Internet Services, Inc. (WWW.KEYSTONEINTERNET.COM), the Company's third party, end-to-end, fulfillment, logistics and e-care provider, and Desius, LLC, the Company's joint venture with RS Software (India), Ltd., offering 24/7-web shop services and e-commerce systems development. The subsidiary also services the logistical, IT and fulfillment needs of the Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at WWW.HANOVERDIRECT.COM.